EXHIBIT 16.1

Letterhead

May 8, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on May 7, 2001, to be filed by our former client, Exhaust Technologies, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP
BDO Seidman, LLP
Spokane, WA